Exhibit 99.1

For Immediate Release:

Steinway Provides 2007 Preliminary Results and Business Outlook for 2008

WALTHAM, MA - January 8, 2008 - Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced that Dana Messina, Chief Executive Officer, will give a presentation at the CJS Securities Eighth Annual Investor Conference, which will be held in New York City on Wednesday, January 9, 2008.  The presentation will be posted on the Company’s website and will include the following financial update and management’s outlook for 2008.

Preliminary unaudited results as compared to prior year

Net Sales	% Change
Band	even
Piano	+10%
Domestic	+3%
Europe/Asia	+23%

Steinway & Sons Worldwide Unit Sales	2007	2006	% Change
Steinway Grand Pianos	3,005	3,132	(4%	)
Domestic	1,802	2,032	(11%	)
Europe/Asia	1,203	1,100	+9%

Total Steinway Pianos	3,626	3,833	(5%	)
Total Boston and Essex Pianos	7,644	5,621	+36%

Steinway Piano Shanghai Unit Sales	2007	2006	% Change
Steinway Grand Pianos	100	75	+33%
Total Family of Steinway-designed Pianos	959	398	+141%

2007 Band Operations:

•  Bach Pro Instrument daily production at 102 units as of December 31

•  Q4 sales up 28%

2007 Piano Operations:

•  Strong sales results for the year

•  Further market penetration with Essex brand

•  Initiated sale process for West 57th Street building

•  Smooth transition to new operating management

2008 Band Operations Outlook:

•  Margin improvement from production efficiencies

•  Consolidation of Kenosha facility into Elkhart location

•  Stable order rates/sales

2008 Piano Operations Outlook:

•  Production/sourcing matched to demand

—  Reducing inventories

—  Increasing cash

•  Challenging market in U.S. and Western Europe

•  Growth in Eastern Europe and China

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact: Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com